COAL BUY AND SELL AGREEMENT

This Coal Buy and Sell Agreement (hereinafter referred to as the “Coal Agreement”) made and entered into as of this 4th day of February, 2010, by and between JBM Energy Company, LLC, a limited liability company organized under the laws of the State of Delaware (hereinafter referred to as the “Seller”), and Future Gas Holdings, Ltd (hereinafter referred to as the “Buyer”).

WITNESSETH:

WHEREAS, by Quit Claim Mineral Deed dated July 8, 2005, a copy of which is attached to this Coal Agreement as Exhibit 1 and by this reference made a part hereof, Russell B. Pace, Jr. did convey, remise and forever quit claim unto Seller all coal mineral rights located under real property in Judith Basin County, Montana as described in Exhibit “A” attached to the aforesaid Quit Claim Mineral Deed (hereinafter referred to as the “coal property”), and

WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller, on the terms and conditions set forth below, the coal property as described above.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	PROPERTY
a.
Seller agrees to convey to Buyer by quit claim deed all of its right, title and interest in and to the coal property it acquired from Russell B. Pace, Jr. as described above, together with all easements, rights-of-way, tenements, hereditaments, appurtenances and surface use rights, owned by Seller and used or connected with the beneficial use or enjoyment of the coal property.

b.
Seller shall convey the coal property free and clear of all mortgages, liens, claims, charges, encumbrances, leases, security interests and pledges, of any kind or nature except for the royalty interest retained by Seller as provided in paragraph 4.a. below.

c.
Attached hereto as Exhibit 2 and by this reference made a part of this Agreement is a Map entitled "Mineral Rights Owned by Russell B. Pace, Jr. and JBM Energy Company, LLC, Judith Basin County, Montana" showing the location of all the coal and other minerals owned by Pace and JBM in Judith Basin County, Montana.

2.	EXPLORATION EXPENDITURES
a.
In addition to the Purchase Price as provided for in paragraph 3 below and as further consideration to the Seller for the sale of the coal, Buyer agrees that within eighteen (18) months from the date of this Coal Agreement Buyer will, at Buyer’s sole cost and expense, drill such additional holes, take and evaluate such additional cores, as are needed to prepare (1) a Reserve Study setting forth the quantity and classification of proven and probable coal reserves and a valuation thereof, and (2) a Mine Feasibility Study which includes a Mining Plan to produce a minimum of Fifty (50) million tons of coal.  Buyer agrees to produce both such Studies and Mining Plan.

b.
Seller shall have the right, if it so elects, for its representative to be present at all drilling activities, and to receive copies of all drill hole records, core test evaluations and other mineral evaluations, Reserve and Mine Feasibility studies, as they are produced.  Seller shall also have the right to take samples from the drill holes for its own use, at Seller’s expense.

3.	PURCHASE PRICE
Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Coal Property as described above and all rights referred to in paragraph 1.a. above, for a total purchase price of One Million Nine Hundred Fifty Thousand U.S. Dollars ($1,950,000), payable to Seller, in cash, at the times and in the amounts set forth in the following schedule of payments.
a.	Fifty Thousand U.S. Dollars ($50,000) upon execution of this Coal Agreement.
b.	One Hundred Fifty Thousand U.S. Dollars ($150,000) on the closing date of this Coal Agreement.
c.
The balance of One Million Seven Hundred Fifty Thousand U.S. Dollars ($1,750,000) shall be paid by Buyer executing and delivering to Seller on the closing date Buyer's negotiable Promissory Note in the above principal amount payable to Seller on the following terms and schedules:

i.	$200,000 90 days following closing
ii.	$200,000 270 days following closing
iii.	$100,000 90 days following completion of Reserve Study and Mining Plan
iv.	The Note shall bear interest at the rate of five percent (5%) per annum, but no interest shall be due and payable by Buyer during the first two (2) years following the Closing Date hereunder.
v.	Interest only payments shall be made quarterly during the third and fourth years following the Closing Date hereunder.
vi.
Commencing the fifth year following the Closing Date, the principal balance of One Million Two Hundred Fifty Thousand U.S. Dollars ($1,250,000) shall be paid in eight (8) equal quarterly installments, plus accrued interest on unpaid principal balance to date of each principal payment.

vii.	Buyer shall have the right to prepay all or any part of the principal balance at any time with out penalty.
viii.	The entire principal balance and all accrued interest shall be accelerated and became immediately due and payable if the Buyer sells or transfers the coal property.

ix.  All of the above payments will be secured by a mortgage on the coal property and the other mineral property being conveyed by Seller and Russell B. Pace, Jr. to Buyer at Closing.  The form and substance of the Promissory Note and Mortgage shall be acceptable to Seller.

d.	All payments made by Buyer hereunder shall be made by bank cashier’s checks or by bank wire to an account designated by Seller, as directed by Seller.

4.	ADDITIONAL PAYMENTS
a.
Seller will be paid a royalty of Twenty-Five Cents ($0.25) per ton on all coal when and as mined from the coal property.  At Closing, Buyer will execute and deliver to Seller a document in form and substance acceptable to Seller establishing Seller’s right to the royalty described above, which document will be recorded in the office of the Judith Basin County Clerk and Recorder.  Upon any subsequent leasing, sale or other disposition of all or any part of the coal property, Buyer will take all appropriate steps to notify the acquirer of any of the coal rights of Seller’s royalty interest therein and to protect Seller’s royalty interest.

b.	Seller shall have the right to require Buyer, at Buyer’s expense, to give an accounting of all information needed to support Seller’s right to the royalty payments due hereunder.
c.
If the coal is sold by the Buyer, other than after being mined by Buyer, Seller will receive ten percent (10%) of the net proceeds or other considerations received by Buyer after deducting the Buyer’s total investment in the coal and a 15% annualized return on Buyer’s investment.

d.
If the coal is not sold but is transferred as an equity contribution in any development project, including but not limited to Coal Gasification, Coal Liquification, etc., Seller will receive an equity interest equal to ten percent (10%) of the equity interest which Buyer receives in such projects as a result of the contribution of the coal or any portion thereof, or ten percent (10%) of any other interests or considerations which Buyer receives as a result of such transfer of the coal.

5.	DOCUMENTATION PROVIDED BY SELLER

Seller has provided Buyer with certain documents, maps, reports and information concerning Seller’s coal and its envisioned coal gasification facility in Montana, as well as other matters such as transmission possibilities, and CO2 use for enhanced oil recovery and sequestration.  Buyer agrees that it will conduct its own independent investigation of the coal property and enters into this Coal Agreement in full reliance thereon, and that there are no other agreements, verbal or otherwise modifying the terms of this Coal Agreement, and that it has not relied upon any oral representations made by Seller.  Seller does not warrant the accuracy of any of the information or data contained in any of the documents or materials delivered, or to be delivered, by Seller to Buyer.

6.	TRANSFER OF TITLE
a.
Seller had Stephan R. Granzow of Meadowlark Search search title on the coal property.  Seller has delivered to Buyer title reports, abstracts and memoranda of title, prepared by Stephen R. Granzow, showing the chain of title to Seller’s coal and other minerals.  Seller has also delivered to Buyer a letter dated November 21, 2008 from Stephen R. Granzow, wherein Granzow states his opinion that under the Quit Claim Deed dated March 1, 1965, from Giffen Coal Mines Company to Russell B. Pace, Jr., recorded on October 15, 1969 in Book 156, page 186 in the Judith Basin Clerk and Recorder’s Office, Russell B. Pace, Jr. acquired 100% of all the coal and other mineral interests conveyed to him under said Quit Claim Deed, with the exception of 480 acres which may be owned by the Federal Government and 160.9 acres which may be owned by the State of Montana.

b.	At the closing on the date hereinafter provided,
i.
Seller will execute a Quit Claim Deed to Buyer of the coal property being sold hereunder, conveying the coal property free and clear of all mortgages, liens, claims, charges, encumbrances, leases, security interests and pledges, of any kind or nature except for the royalty interest retained by Seller as provided in paragraph 4.a. above.  The Quit Claim Deed shall be in the same form and substance as the Quit Claim Deed which Seller received from its Seller, except that it will also include a provision reserving the royalty of 25 cents per ton on the coal as provided in paragraph 4.a. above.

ii.
Buyer will execute a mortgage on the coal property and the other mineral property being conveyed by Seller and Russell B. Pace, Jr. to Buyer at closing, securing the payments due from Buyer to Seller and Pace under the Coal Agreement, Mineral Agreement, and the Consulting Agreement, and the delivery of the Stock under the Stock Agreement referred to in subparagraph 10.c.ii. and iii. below, and all of the obligations of Buyer under all of the aforesaid Agreements.

c.
Both the Quit Claim Deed executed by Seller and the mortgage executed by Buyer, as referred to in subparagraph 6.b.i. and ii. above, shall be placed in escrow under an Escrow Agreement containing terms and conditions acceptable to both Seller and Buyer.  When Buyer completes the drilling and produces the studies and mining plan as provided in paragraph 2 above, and makes timely all payments provided for in subparagraph 3.a., 3.b. and 3.c.i. through 3.c.iii. above and all payments due under the Mineral Agreement and the Consulting Agreement, and delivers the stock under the Stock Agreement as provided, the Quit Claim Deed will be delivered to Buyer and recorded, and the mortgage will be delivered to Seller and recorded.  If there is any breach or default by Buyer as provided in paragraph 10 below, the Quit Claim Deed will not be delivered to Buyer but will be delivered back to Seller and not recorded, and the mortgage will be delivered back to Buyer and not recorded.

d.
Buyer shall have until 5 PM, PDT, March 31, 2010 to complete Buyer’s due diligence and to review all title documents and reports, and to advise Seller by email whether it accepts title, and commits to proceed to closing on the closing date hereafter provided.  If Buyer fails to give the email notice at the time provided above or fails to accept title, Seller may terminate this Agreement, in which event this Agreement shall be null, void and of no further force or effect at which time Buyer shall have no further rights or liabilities under this Coal Agreement and the $50,000 payment made by Buyer shall be deemed non-refundable and forfeited.  Buyer is not obligated to proceed to closing unless it accepts title, and is satisfied with Buyer’s due diligence.

7.	CLOSING DATE
The Closing Date shall be on or before April 9, 2010, or at such other date as the parties may mutually agree.  The closing shall be at Great Falls, Montana, or at such other place as the parties may mutually agree.  Seller shall pay the cost of preparing the deed, and the royalty document and the costs of recording the royalty document.  Buyer shall pay the cost of recording the deed and all other closing costs.

8.	REPRESENTATION AND WARRANTIES OF SELLER
a.	Seller was organized as a limited liability company under the laws of the State of Delaware on May 24, 2005. Seller was qualified to do business in the State of Montana on February 3, 2006.
b.	Seller received its Federal Employer Identification No. 32-1070749 on March 15, 2006.
c.	The Management Committee of Seller consists of one (1) Manager, namely Russell B. Pace, Jr.
d.
Seller is in good standing under the laws of Delaware and Montana and has filed all reports and paid all taxes and fees required as of this date by both Delaware and Montana.  It has the power to own its properties and to carry on its business as it is now being conducted.

e.	There are no liabilities and there is no indebtedness of Seller which, in any way, would impair the right of Seller to enter into this Coal Agreement or to perform under it.
f.
There are no pending or threatened claims, made on behalf of anyone against Seller, or the coal property, nor are there pending or threatened actions, suits, proceedings or investigations against or affecting Seller, or the coal property, at law or in equity, before any federal, state or local court, board or other governmental or administrative agency.

g.	Seller is not in violation of any law, regulation or rule, or of any writ, judgment, injunction, order or decree of any court or government authority.
h.
Seller has the requisite authority to execute, deliver and perform this Coal Agreement and all other agreements or instruments to be executed by Seller pursuant to this Coal Agreement.  This Coal Agreement constitutes, and such other agreements and instruments will constitute, the legal, valid and binding obligation of Seller which are or will be enforceable against Seller in accordance with their respective terms.

i.	The execution, delivery and performance of the Coal Agreement will not result in the violation of any statute, regulations, judgment, writ, injunction or decree of any court or other agency.
j.
Seller has not received written notice of any attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy or under any other debtor relief laws contemplated or pending or threatened against Seller or the Coal Property.

k.
The representations and warranties contained in this Paragraph 8 shall be true, on and as of the closing date, with the same force and effect as though made on and as of the closing date, and shall survive and remain in effect following the closing date.

9.	REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants that prior to the Closing Date it will either (1) merge in a corporation which is incorporated under the laws of one of the states in the United States where the surviving entity is a U.S. corporation (U.S. company), or (2) will transfer and assign its entire interest and all rights under this Coal Agreement and under the Mineral Buy and Sell Agreement, the Stock agreement and the Consultant Agreement being executed on even date herewith with Russell B. Pace Jr., to a U.S. company who will assume all rights and obligations under all of the aforesaid agreements.  All closing documents, including the deed, mortgage, escrow agreement and others will be executed to and by the U.S. company.  The U.S. company who at closing will be the "Buyer" under this Coal Agreement and all of the other 3 aforesaid agreements will, either by merger or otherwise, become a U.S. public company with its shares publicly traded before April 30, 2010.

Prior to closing, the new Buyer (U.S. company) will provide Seller with the following representatives and warranties with the completed information inserted and the attached exhibits, all of which will be deemed incorporated by reference as a part of this Coal Agreement and in the Mineral Buy and Sell Agreement and the Stock Agreement, subject to Seller's satisfaction and acceptance:
a.
Buyer was organized as a corporation under the laws of ______________________ on ________________.  A copy of its certificate of incorporation, and all amendments thereto, is attached hereto as Exhibit 3 and by reference made a part hereof.  Buyer is qualified to do business in the following states: ______________________________.

b.	A copy of the Buyer's current Bylaws as amended is attached hereto as Exhibit 4 and by reference made a part hereof.
c.	A list of the names and addresses of the Buyer's Directors and Officers is attached hereto as Exhibit 5 and by reference made a part hereof.
d.	Buyer is authorized to issue ________ shares of common stock and _______ shares of preferred stock. The total outstanding stock of Buyer consists of the following:
_______________ shares of common voting stock _______________ shares of preferred, is any.  There is a total of ______________ stockholders owning stock in the Buyer.
e.	There are no stock options, warrants or other stock rights outstanding except those set forth in Exhibit 6 attached hereto and by reference made a part hereof.
f.
Attached hereto as Exhibit 7 and by reference made a part here of are true and correct  copies of the financial statements of Buyer since its incorporation which represent the true and correct financial condition and transactions of Buyer for the respective period.

g.	Buyer is in good standing under the laws of ________________ and has the power to own its properties and to carry on its business as it is now being conducted.
h.	There are no liabilities and there is no indebtedness of Buyer which, in any way, would impair the right of Buyer to enter into this Coal Agreement or to perform under it.
i.
There are no pending or threatened actions, suits, proceedings or investigations against or affecting Buyer, at law or in equity, before any federal, state or local court, board or other governmental or administrative agency, except as listed in Exhibit 8 attached hereto and by reference made a part hereof.

j.	Buyer is not in violation of any law, regulation or rule, or of any writ, judgment, injunction, order or decree of any court or government authority.
k.
Buyer has the requisite authority to execute, deliver and perform this Coal Agreement and all other agreements or instruments to be executed by Buyer pursuant to this Coal Agreement.  This Coal Agreement constitutes, and such other agreements and instruments will constitute, the legal, valid and binding obligation of Buyer which are or will be enforceable against Buyer in accordance with their respective terms.

l.	The execution, delivery and performance of the Coal Agreement will not result in the violation of any statute, regulations, judgment, writ, injunction or decree of any court or other agency.
m.
The representations and warranties contained in this Paragraph 9 shall be true, on and as of the closing date, with the same force and effect as though made on and as of the closing date, and shall survive and remain in effect following the closing date.

10.	BREACH; REMEDIES
a.
Buyer’s Breach:  In the event that Buyer fails to timely pay to Seller any installment payment of the Purchase Price as set forth in paragraph 3 above, or fails to perform any agreement, covenant, representation or warranty under this Coal Agreement which failure (other than the failure to make timely payments where no notice is required) is not cured within thirty (30) days after written notice thereof by Seller to Buyer, Seller may at Seller’s option (i) deem this Coal Agreement terminated, null, void and of no further force and effect at which time Buyer shall have no further rights or liabilities under this Coal Agreement and all payments made by Buyer shall be deemed forfeited and non-refundable, or (ii) initiate action for any other remedy at law or in equity permitted under Montana law including, without limitations, an action for specific performance.  In the event the Buyer defaults under or breaches this Coal Agreement, it will deliver to Seller all of the drill hole records, maps, reports, core hole tests, feasibility studies, reserve studies and evaluations, mining plans, permits, applications, and all other information and data gathered or developed by Buyer or on its behalf with respect to the coal and other minerals.  Any permits, licenses or other authorizations obtained will be assigned or transferred from Buyer to Seller if permitted by law.  If Buyer completes the drilling and produces the studies and mining plan as provided in paragraph 2 above, and makes timely all payments provided for in subparagraphs 3.a., 3.b. and 3.c. i through 3.c. iii above but defaults on the payment of the $1,250,000 as provided in subparagraph 3.c. vi. above, and if Buyer transfers and delivers to Seller all the permits, reports, data, records, maps, core hole tests, studies, plans and information as set forth above in this subparagraph 10.a., upon regaining title to the coal property Seller will give Buyer a Forty percent (40%) equity interest in Seller, except that Buyer shall have no interest in the royalties on the coal until Seller has received the first 25 cents per ton royalty.

b.
Seller Breach: In the event the Seller fails to perform any agreement, covenant, representation or warranty under this Coal Agreement, and Buyer is at that time ready, willing and able to perform all obligations by Buyer to be performed, Buyer may at Buyer’s option: (i) deem this Coal Agreement terminated, null, void and of no further force or effect, at which time Seller shall have no further rights or liabilities under this Coal Agreement, or (ii) initiate action for any other remedy at law or in equity permitted under Montana law including, without limitation, an action for specific performance.

c.	Sale Contingency: Russell B. Pace, Jr. and Buyer have also entered into...

 i. a Mineral Buy and Sell Agreement of even date herewith whereby Buyer is purchasing all the other Mineral rights owned by Pace and acquired under Quit Claim Deed from Giffen Coal Mines Company dated March 1, 1965 (“Mineral Property”), and

ii. a Consulting Agreement of even date herewith, and
iii. a Stock Agreement of even date herewith.
If Buyer does not close the purchase of the Mineral Property, and affirm the closing of the Consulting Agreement and the Stock Agreement on the Closing Date set forth in paragraph 7 above, or fails to timely make the payments due under the Mineral Agreement and the Coal Agreement and the Consulting Agreement and make timely delivery of the stock under the Stock Agreement, or fails to perform any agreement, covenant, representation or warranty under any of these Agreements, the Seller hereunder has the option to (i) terminate this Coal Agreement and all of the above-mentioned Agreements, in which event they will be null, void and no further force or effect, at which time Buyer shall have no further rights or liabilities under any of these Agreements and all payments made by Buyer shall be deemed non-refundable and forfeited, or (ii) initiate action for any other remedy at law or in equity permitted under Montana law including, without limitation, an action for specific performance.

11.	INTEGRATIONS; SURVIVAL OF WARRANTIES; AMENDMENT

Unless otherwise agreed in writing, this Coal Agreement represents the entire understanding of the parties with respect to the subject matter referenced, and supersedes all prior understandings and agreements heretofore made by and between the parties; provided that the parties’ respective warranties and representations shall survive execution of this Coal Agreement.  Neither this Coal Agreement nor any provision hereof may be amended, waived, modified or discharged except by an agreement in writing signed by all parties.

12.	ATTORNEY’S FEES

In the event of any litigation to construe and/or enforce the terms of this Coal Agreement, the party prevailing in such action shall be entitled to recover its reasonable attorney’s fees and costs in addition to any other damages or relief to which such party may be entitled.

13.	FACSIMILE SIGNATURES
Both parties agree that facsimile signatures by any party will be treated as original signatures for the purpose of this transaction.

14.	NOTICES

Any and all notices required under this Coal Agreement shall be in writing and shall be served upon the respective parties at the addresses shown below or to such other address as the parties may designate by written notice to the other.

SELLER:	BUYER:

JBM Energy Company, LLC                                          Future Gas Holdings, Ltd
c/o Russell B. Pace, Jr.                                                   P.O. Box 556, Main Street
2139 Bybee’s Church Road                                            Charletstown, Nevis
Palmyra, VA  22963                                                        Director: Roger Knox

Any notice to be given under this Agreement shall be sent by:
a.	Certified mail, return receipt requested, in which case notice shall be deemed delivered five (5) business days after deposit, postage prepaid in the United States Mail; or
b.	a nationally recognized overnight courier, in which case notice shall be deemed delivered three (3) business days after deposit with that courier.

15.	EXECUTION IN COUNTERPARTS; TELEFACSIMILE SIGNATURES

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument; and the parties may execute copies sent by telefacsimile, and return signed copies by telefacsimile.  Copies signed and returned by telefacsimile shall be deemed and considered executed counterparts, but a party executing a copy and transmitting same by telefacsimile shall promptly mail or overnight to the other parties copies bearing the transmitting party’s original signature.

16.	TIME IS OF THE ESSENCE
Time is of the essence in this Coal Agreement.

17.	CONFIDENTIALITY

Seller and Buyer shall not disclose any terms or provisions of this Coal Agreement to any other persons except to professionals who require such information in the performance of this Coal Agreement, and both parties will treat all information disclosed to it as confidential information and will not make further disclosure to third parties without the consent of the disclosing party.

Executed as of this 4th day of February, 2010.

SELLER:                                                                                           BUYER:

JBM ENERGY COMPANY, LLC                                                   Future Gas Holdings, Ltd.
A Delaware Limited Liability Company

By: _________________________                                             By: ________________________
Russell B. Pace, Jr.                                                                    Roger Knox
        Sole Manager                                                                             Director